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                                                                    EXHIBIT 99.4

JULY 5, 2002

TECHNOLOGY

AFFILIATED IS NEARING DEAL TO BUY

P&G'S BACK-OFFICE OPERATIONS

BY ELLIOT SPAGAT

Staff Reporter of THE WALL STREET JOURNAL

DALLAS -- Affiliated Computer Services Inc. is nearing a deal to buy Procter & Gamble Co.'s back-office operations and manage the operations under a 10-year contract valued at up to $8 billion. Affiliated would pay for the operations entirely in stock, making P&G, the maker of Tide, Pampers and Crest, one of its largest shareholders, said Mark King, chief operating officer.

P&G would pay Affiliated $700 million to $800 million a year for 10 years to manage about 80% of its back-office operations -- ranging from payroll and human resources to accounting and travel services, said one person close to the matter. About 5,700 P&G employees in some 60 countries would move to Affiliated.

====================================
           OUTSOURCED

o        Procter & Gamble to
         Outsource About 80% of
         Back-Office Work
         06/14/02

o        P&G Narrows
         Outsourcing Field;
         J.P. Morgan Is Down to
         2 as Well
         05/14/02
====================================

An increasing number of companies are farming out back-office operations such as human resources in an effort to lower costs.

P&G and Affiliated said key details still must be negotiated, but a P&G spokesman, Damon Jones, said the Cincinnati company isn't talking with anyone else after considering "virtually every" Affiliated rival. The two companies have been in discussions for about 15 months.

Affiliated, which posted $2.21 billion in revenue for the nine months ended March 31, said the P&G deal would add to earnings immediately.

Electronic Data Systems Corp., the world's No. 2 computer-services company after International Business Machines Corp., withdrew its bid Monday, saying the acquisition price was too high. EDS has been under sharp investor scrutiny since WorldCom Inc., one of its largest customers and suppliers, was accused of accounting fraud.

Affiliated said its upfront costs won't be unusually high. "This deal is less capital-intensive than almost any of the big deals that we're aware of," said Mr. King.

Mr. King said Affiliated will book revenue when it is to be paid, rather than recording unbilled revenue. EDS, under generally accepted accounting principles, uses "percentage of completion" accounting, which allows it to record some revenue during the early stages of large contracts, before even sending a bill. Such "unbilled revenue" at the Plano, Texas, company doubled to $2.18 billion at March 31 from a year earlier.

WRITE TO Elliot Spagat at elliot.spagat@wsj.com